Exhibit 99.1
DPL INC.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
On December 8, 2017 ("Closing Date"), AES Ohio Generation, LLC, a direct wholly-owned subsidiary of DPL Inc. ("DPL"), completed the sale transaction of its entire 28.1% undivided interest in the Wm. H. Zimmer Generating Station (the “Zimmer Station”), a coal-fired electric generating plant located in Moscow, Ohio, and 36.0% undivided interest in Miami Fort Unit 7 and Miami Fort Unit 8 (the “Miami Fort Station”), a coal-fired electric generating plant located in North Bend, Ohio, approximately 740 megawatts in total (summer capacity), to Dynegy Zimmer, LLC (“Dynegy Zimmer”) and Dynegy Miami Fort, LLC (“Dynegy Miami Fort”), indirect wholly-owned subsidiaries of Dynegy Inc. On the Closing Date, AES Ohio Generation, LLC received $50.0 million in cash, plus an amount in cash equal to $20.1 million as an estimated purchase price adjustment based on estimated amounts of certain pre-closing inventories, pre-paid and other amounts, employment benefits, insurance premiums, property taxes and other payables, which will be subject to a customary post-closing reconciliation.

The following unaudited pro forma consolidated financial information of DPL is based upon the historical financial statements of DPL, adjusted to reflect the sale of the Zimmer Station and the Miami Fort Station. The following unaudited pro forma consolidated financial statements of DPL should be read in conjunction with the related notes and with the historical consolidated financial statements of DPL and the related notes included in previous filings with the Securities and Exchange Commission. The unaudited pro forma consolidated statements of operations for the periods ended September 30, 2017 and December 31, 2016, respectively, give effect to the sale as if it had occurred on January 1, 2016. The pro forma adjustments, described in the related notes, are based on the best available information and certain assumptions that DPL's management believes to be reasonable.

The unaudited pro forma consolidated financial statements are provided for illustrative purposes only and are not necessarily indicative of operating results or financial position that would have occurred had the sale of Zimmer Station and Miami Fort Station occurred on the dates indicated for each period presented for the unaudited pro forma consolidated statements of operations.

DPL INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
	Nine months ended September 30, 2017
$ in millions	Historical DPL	Miami Fort and Zimmer	Pro Forma Adjustments	Note	Pro Forma Continuing Operations
Revenues	$945.9	$(130.5)	$—		$815.4

Cost of revenues:
Net fuel costs	165.4	(71.1)	—		94.3
Net purchased power	263.4	(4.8)	—		258.6
Total cost of revenues	428.8	(75.9)	—		352.9

Gross margin	517.1	(54.6)	—		462.5

Operating expenses:
Operations and maintenance	250.3	(32.7)	—		217.6
Depreciation and amortization	81.8	(1.1)	—		80.7
General taxes	68.3	(1.9)	—		66.4
Fixed-asset impairment	66.4	—	—		66.4
Loss on asset disposal	15.9	—	—		15.9
Other	(6.1)	—	—		(6.1)
Total operating expenses	476.6	(35.7)	—		440.9

Operating income	40.5	(18.9)	—		21.6

Other income / (expense), net
Investment income	0.2	—	—		0.2
Interest expense	(81.5)	—	—		(81.5)
Charge for early redemption of debt	(3.3)	—	—		(3.3)
Other expense	(2.3)	—	—		(2.3)
Total other expense, net	(86.9)	—	—		(86.9)

Loss from continuing operations before income tax	(46.4)	(18.9)	—		(65.3)
Income tax benefit from continuing operations	(17.1)	(6.7)	—	(a)	(23.8)

Net loss from continuing operations	$(29.3)	$(12.2)	$—		$(41.5)

(a)	Income tax expense / (benefit) for Miami Fort Station and Zimmer Station reflects the tax effect at the applicable statutory income tax rate of 35.4%.

DPL INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
	Year ended December 31, 2016
$ in millions	Historical DPL	Miami Fort and Zimmer	Pro Forma Adjustments	Note	Pro Forma Continuing Operations
Revenues	$1,427.3	$(152.2)	$—		$1,275.1

Cost of revenues:
Net fuel costs	268.8	(92.5)	—		176.3
Net purchased power	417.4	(10.3)	—		407.1
Total cost of revenues	686.2	(102.8)	—		583.4

Gross margin	741.1	(49.4)	—		691.7

Operating expenses:
Operations and maintenance	348.1	(40.7)	—		307.4
Depreciation and amortization	132.3	(17.5)	—		114.8
General taxes	85.7	(4.7)	—		81.0
Fixed-asset impairment	859.0	(294.1)	—		564.9
Other	(0.1)	—	—		(0.1)
Total operating expenses	1,425.0	(357.0)	—		1,068.0

Operating loss	(683.9)	307.6	—		(376.3)

Other income / (expense), net
Investment income	0.4	—	—		0.4
Interest expense	(106.1)	—	—		(106.1)
Charge for early redemption of debt	(3.1)	—	—		(3.1)
Other deductions	(0.6)	—	—		(0.6)
Total other expense, net	(109.4)	—	—		(109.4)

Loss from continuing operations before income tax	(793.3)	307.6	—		(485.7)
Income tax benefit from continuing operations	(278.8)	108.9	—	(a)	(169.9)

Net loss from continuing operations	$(514.5)	$198.7	$—		$(315.8)

(a)	Income tax expense / (benefit) for Miami Fort Station and Zimmer Station reflects the tax effect at the applicable statutory income tax rate of 35.4%.